THIRD AMENDMENT TO THE RANGER FUNDS INVESTMENT TRUST CUSTODY AGREEMENT

THIS  THIRD  AMENDMENT,  effective  as  of  June 19, 2019,  to  the  Custody Agreement, dated as of  September 9, 2011, (the “Agreement”), is entered into by and between RANGER FUNDS INVESTMENT TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and WHEREAS, the parties desire to amend Exhibit C of the Agreement; and WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RANGER FUNDS INVESTMENT TRUST          U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jay Thompson

By: /s/ Anita M. Zagrodnik

Name: Jay Thompson

Name: Anita M. Zagrodnik

Title: Chief Financial Officer

Title: Senior Vice President

EXHIBIT C

to the Custody Agreement

Separate Series of Ranger Funds Investment Trust

Name of Series

Ranger Small Cap

Ranger Micro Cap

Ranger Quest for Income and Growth

RG Tactical Market Neutral Fund